                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            DIGITAL LIGHTWAVE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                         (Digital Lightwave, Inc. LOGO)

                            DIGITAL LIGHTWAVE, INC.
                       601 CLEVELAND STREET, FIFTH FLOOR
                           CLEARWATER, FLORIDA 33755
                               T: (813) 442-6677
                            HTTP://WWW.LIGHTWAVE.COM

                                                                  April 14, 1998

Dear Stockholder:

     You are cordially invited to attend the Company's 1998 Annual Meeting of Stockholders to be held on Friday, May 15, 1998.

     The meeting will begin promptly at 2:00 p.m., local time, at the Renaissance Vinoy Resort, 501 Fifth Avenue, N.E., St. Petersburg, Florida 33701.

     The official Notice of Meeting, Proxy Statement and Proxy Card are included with this letter. The matters listed in the Notice of Meeting are described in detail in the Proxy Statement.

     The vote of every stockholder is important. Mailing your completed Proxy Card will not prevent you from voting in person at the meeting if you wish to do so. Please complete, sign, date and promptly return your Proxy Card in the enclosed envelope. Your cooperation will be greatly appreciated.

     Members of the Company's Board of Directors and management look forward to greeting personally those stockholders who are able to attend.

                                           Sincerely,

                                           /s/ Bryan J. Zwan

                                           Bryan J. Zwan
                                           Chairman of the Board, Chief
                                           Executive Officer and President

                            DIGITAL LIGHTWAVE, INC.
                       601 CLEVELAND STREET, FIFTH FLOOR
                           CLEARWATER, FLORIDA 33775
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 15, 1998
                             ---------------------

     Notice is hereby given that the Annual Meeting of Stockholders (the "Meeting") of Digital Lightwave, Inc., a Delaware corporation (the "Company"), will be held at the Renaissance Vinoy Resort, 501 Fifth Avenue, N.E., St. Petersburg, Florida 33701 on Friday, May 15, 1998, at 2:00 p.m., local time, for the following purposes:

          1. To elect four (4) directors of the Company to hold office until the 1999 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

          2. To ratify and approve the adoption of the Digital Lightwave, Inc. 1997 Employee Stock Purchase Plan;

          3. To transact such other business as may properly come before the Meeting or any adjournment or postponement of the Meeting.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on March 20, 1998 will be entitled to notice of and to vote at the Meeting and any adjournments thereof. Each of these stockholders is cordially invited to be present and vote at the Meeting in person.

                                          By Order of the Board of Directors,

                                          /s/ Steven H. Grant
                                          Steven H. Grant
                                          Secretary

Clearwater, Florida
April 14, 1998

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS IS IMPORTANT BECAUSE A MAJORITY OF THE SHARES MUST BE REPRESENTED, EITHER IN PERSON OR BY PROXY, TO CONSTITUTE A QUORUM AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN THOUGH YOU SEND IN YOUR PROXY CARD NOW. IN ADDITION, YOU MAY REVOKE THE PROXY AT ANY TIME BEFORE IT IS VOTED.

                            DIGITAL LIGHTWAVE, INC.

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 15, 1998

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----

GENERAL INFORMATION.........................................    1

SHARES OUTSTANDING AND VOTING RIGHTS........................    1

PROPOSAL ONE -- ELECTION OF DIRECTORS.......................    5

PROPOSAL TWO -- RATIFICATION AND APPROVAL OF 1997 EMPLOYEE
  STOCK PURCHASE PLAN.......................................   19

OTHER BUSINESS..............................................   21

                            DIGITAL LIGHTWAVE, INC.
                       601 CLEVELAND STREET, FIFTH FLOOR
                           CLEARWATER, FLORIDA 33775
                             ---------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 15, 1998
                             ---------------------

                              GENERAL INFORMATION

     Your proxy in the enclosed form is solicited by the Board of Directors (the "Board") of Digital Lightwave, Inc., a Delaware corporation (the "Company"), for use at its Annual Meeting of Stockholders to be held the the Renaissance Vinoy Resort, 501 Fifth Avenue, N.E., St. Petersburg, Florida 33701 on May 15, 1998 at 2:00 p.m. (the "Meeting"), for the purposes set forth in the accompanying notice and at any adjournment or postponement of the Meeting. The mailing of this Proxy Statement and the accompanying Notice of Annual Meeting and form of Proxy Card (the "Proxy Card") to the stockholders of the Company is expected to commence on or about April 14, 1998.

     The shares of the Company's Common Stock, par value $0.0001 per share ("Common Stock"), represented by proxy will be voted in accordance with the instructions given on the Proxy Card, subject to the proper execution of the Proxy Card and its receipt by the Company prior to the close of voting at the Meeting or any adjournment or postponement thereof. Proxies received by the Company on which no contrary instruction has been given will be voted "FOR" the election of the directors to the Board nominated by management, and "FOR" the ratification and approval of the adoption of the Digital Lightwave, Inc. 1997 Employee Stock Purchase Plan (the "Stock Purchase Plan"). A stockholder giving a proxy has the power to revoke it at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the Proxy Card is present at the Meeting and votes in person.

     Copies of solicitation material will be furnished to brokerage firms, nominees, fiduciaries and custodians holding shares of Common Stock in their names which are beneficially owned by others ("record holders") to forward to such beneficial owners. In addition, the Company may reimburse such persons and the Company's transfer agent for their reasonable out-of-pocket expenses in forwarding the solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented, if deemed desirable or necessary, by either telephone, telegram, facsimile or personal solicitation by directors, officers or employees of the Company. No additional compensation will be paid for any such services. The Company reserves the right, if deemed desirable or necessary, to retain a proxy solicitation firm to deliver solicitation material to record holders for distribution by them to their principals and to assist the Company in collecting proxies from such holders. The costs of these services to the Company, exclusive of out-of-pocket costs, is not expected to exceed $5,000. Except as described above, the Company does not intend to solicit proxies other than by mail.

                      SHARES OUTSTANDING AND VOTING RIGHTS

RECORD DATE AND SHARES OUTSTANDING

     Only holders of shares of Common Stock of record as of the close of business on March 20, 1998 (the "Record Date"), are entitled to vote at the Meeting. On the Record Date, 26,440,870 shares of Common Stock (collectively, the "Shares") were issued and outstanding. Each of the Shares is entitled to one vote on all matters to be voted upon at the Meeting.

QUORUM; BROKER NON-VOTES; ABSTENTIONS

     The presence, in person or by proxy duly authorized, of the holders of a majority of the Shares will constitute a quorum for the transaction of business at the Meeting and any adjournment or postponement thereof. The Shares that are voted by proxy "FOR," "AGAINST" or "WITHHELD FROM" a proposal are treated as being present at the Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Meeting with respect to such proposal.

     Broker non-votes (i.e., Shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Meeting, but will not be counted for purposes of determining the number of votes cast with respect to a particular proposal on which the broker has expressly not voted. Accordingly, a broker non-vote will not affect the outcome of the voting on any proposal set forth in this Proxy Statement.

     Directors will be elected by a plurality of votes of the Shares present in person or represented by proxy at the Meeting. Any of the Shares not voted (whether by abstention, broker non-votes or otherwise) will have no impact on the election of directors, except to the extent that the failure to vote for one director nominee results in another nominee receiving a larger portion of votes. The proposals submitted to the Company's stockholders in the Proxy Card must be approved by the vote of the holders of a majority of the Shares represented in person or by proxy and entitled to vote at the Meeting. In determining whether such proposals have been approved, abstentions and broker non-votes are not counted as votes "FOR" or "AGAINST" the proposal.

REVOCABILITY OF PROXY

     A proxy may be revoked by a stockholder at any time prior to the voting at the Meeting by written notice to the Secretary of the Company, by submission of another duly executed proxy bearing a later date or by voting in person at the Meeting. Such notice or later proxy will not affect a vote on any matter taken prior to the receipt thereof by the Company or its transfer agent. The mere presence at the Meeting of the stockholder who has appointed a proxy will not revoke the prior appointment. If not revoked, the proxy will be voted at the Meeting in accordance with the instructions indicated on the Proxy Card by the stockholder or, if no instructions are indicated, will be voted "FOR" the slate of directors described herein, "FOR" the ratification and approval of the adoption of the Stock Purchase Plan, and as to any other matter that may be properly brought before the Meeting, in accordance with the judgment of the proxy holders.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Common Stock as of April 9, 1998 by (i) each person who is known by the Company to own beneficially more than five percent (5%) of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the executive officers named in the Summary Compensation Table (the "Named Executive Officers"), and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investing power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law, and they may be contacted at 601 Cleveland Street, Fifth Floor, Clearwater, Florida 33755.

                                                              SHARES BENEFICIALLY
                                                                    OWNED(1)
                                                              --------------------
NAME                                                            NUMBER     PERCENT
----                                                          ----------   -------
Bryan J. Zwan(2)............................................  20,000,000    74.06%
William F. Hamilton(3)......................................      16,666     *
William Jefferson Marshall(3)...............................      16,666     *
William M. Seifert(3).......................................      16,666     *
Mitchell A. Chancey(5)......................................       7,642     *
Joseph Fuchs(3).............................................       3,332     *
Gerald T. Gentile(6)........................................      27,589     *
Steven H. Grant(7)..........................................      51,430     *
Ali Haider..................................................           0     *
Kenneth R. Hargrove(3)......................................       9,999     *
Seth P. Joseph(4)...........................................     384,380     1.42
Denise Licciardi(8).........................................      27,615     *
Eric A. Mitchell(9).........................................      20,846     *
Carlos J. Perez.............................................         110     *
Michael W. Tinsley..........................................         165     *
Thomas V. Williams(10)......................................       4,999     *
All executive officers and directors as a group (14
  persons)(11)..............................................  20,176,146    74.71

---------------

   * Less than one percent
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC") that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of April 9, 1998 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
 (2) Dr. Zwan is Chairman of the Board, Chief Executive Officer, President and a Director of the Company.
 (3) Consists of shares of Common Stock issuable pursuant to stock options that may be exercised within 60 days of April 9, 1998.
 (4) As of February 15, 1998, Mr. Joseph no longer serves as either a director or employee of the Company. The shares listed above include 10,000 shares beneficially owned by Mr. Joseph's spouse. Mr. Joseph owns 374,151 shares of common stock issuable pursuant to stock options that may be exercised within 60 days of April 9, 1998.
 (5) The number of shares includes 350 shares owned by Mr. Chancey's family members and 6,666 shares of Common Stock issuable pursuant to stock options that may be exercised within 60 days of April 9, 1998.
 (6) The number of shares includes 25,000 shares of Common Stock issuable pursuant to stock options that may be exercised within 60 days of April 9, 1998.
 (7) The number of shares includes 50,000 shares of Common Stock issuable pursuant to stock options that may be exercised with 60 days of April 9, 1998.
 (8) As of February 11, 1998 Ms. Licciardi resigned from the Company. The number of shares includes 2,615 shares of Common Stock owned by Ms. Licciardi's spouse and 20,000 shares of Common Stock issuable pursuant to stock options that may be exercised within 60 days of April 9, 1998.
 (9) The number of shares includes 64 shares of Common Stock and 249 shares of Common Stock issuable pursuant to stock options that may be exercised within 60 days of April 9, 1998, both owned by

     Mr. Mitchell's sister, and 19,998 shares of Common Stock pursuant to stock options held directly by Mr. Mitchell that may be exercised within 60 days of April 9, 1998.
(10) The number of shares includes 4,999 shares of Common Stock issuable pursuant to stock options that may be exercised within 60 days of April 9, 1998.
(11) Includes shares of Common Stock issuable pursuant to employee stock options held by executive officers and directors that may be exercised within 60 days of April 9, 1998.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS
                           (ITEM 1 ON THE PROXY CARD)

     The Company's Bylaws provide that the Board can fix the authorized number of directors form time to time between one and nine. The Board currently consists of four (4) directors which is the authorized number currently fixed by the Board. All four (4) directors are to be elected to the Board at the Meeting. Each director nominee elected at the Meeting will hold office until the next annual meeting of stockholders of the Company, or until his successor is duly elected and qualified, unless he resigns or his seat on the Board becomes vacant due to his death, removal or other cause in accordance with the Bylaws of the Company. Management knows of no reason why any of these nominees would be unable or unwilling to serve; but, in the event that any director nominee is unable or unwilling to serve, the proxies will be voted for the election of such other person(s) for the office of director as management may recommend in the place of such nominee. THE BOARD RECOMMENDS VOTING "FOR" THE FOUR (4) NOMINEES BELOW LISTED.

INFORMATION REGARDING DIRECTOR NOMINEES

     The following table sets forth the names, ages, principal occupations for the periods indicated and other directorships of the four (4) director nominees at the Meeting, each of whom is currently a director of the Company.

                                                   PRINCIPAL OCCUPATION FOR THE PAST FIVE      DIRECTOR
NAME                                     AGE           YEARS AND OTHER DIRECTORSHIPS            SINCE
----                                     ---       --------------------------------------      --------
Dr. Bryan J. Zwan......................  50    Dr. Zwan founded the Company in October 1990      1990
                                               and has served as Chairman of the Board, Chief
                                                 Executive Officer and a Director since the
                                                 Company's inception and served as its
                                                 President from inception until March 1996
                                                 and since October 1996. From 1987 to 1991,
                                                 Dr. Zwan was Chief Executive Officer of
                                                 Digital Photonics, Inc. ("DPI"), a SONET
                                                 multiplexer manufacturer which he founded in
                                                 1987. DPI was purchased in December 1990 by
                                                 Digital Transmission Systems, Inc., a
                                                 manufacturer of digital cross-connect
                                                 equipment and DS1 modems. From 1985 to 1987,
                                                 Dr. Zwan was Vice President, Optical
                                                 Products at DSC Communications Corporation,
                                                 a global provider of telecommunication
                                                 transmission, cross-connect and network
                                                 access equipment. Dr. Zwan was a member of
                                                 the Research Facility Staff at the
                                                 Massachusetts Institute of Technology for
                                                 two years, and holds a Ph.D. in Space
                                                 Physics from Rice University and B.S.
                                                 degrees in Physics and Chemistry from the
                                                 University of Houston.
Dr. William F. Hamilton................  59    Dr. Hamilton is the Landau Professor of           1997
                                               Management and Technology at the Wharton
                                                 School of the University of Pennsylvania and
                                                 has been a professor at the University of
                                                 Pennsylvania since July 1967. He is also a
                                                 director of the following public companies:
                                                 Centocor, Inc., Hunt Manufacturing Co.,
                                                 Marlton Technologies, Inc. and Neose
                                                 Technologies, Inc.

                                                   PRINCIPAL OCCUPATION FOR THE PAST FIVE      DIRECTOR
NAME                                     AGE           YEARS AND OTHER DIRECTORSHIPS            SINCE
----                                     ---       --------------------------------------      --------
William Jefferson Marshall.............  42    Mr. Marshall is currently the Managing Partner    1997
                                               of the Vantage Point Venture Partners, a
                                                 venture capital fund established in 1997.
                                                 Prior to this he served as a Senior Managing
                                                 Director and the Chief Technical Officer of
                                                 Bear, Stearns & Co., Inc., responsible for
                                                 its telecommunications and information
                                                 technology operations, and was employed with
                                                 Bear, Stearns & Co., Inc. from September
                                                 1986. He is a co-founder of the ATM Forum.
William Seifert........................  48    Mr. Seifert is currently an                       1997
                                               entrepreneur/engineer. Prior to this he served
                                                 as Chief Executive Officer of Agile
                                                 Networks, Inc., a wholly-owned subsidiary of
                                                 Lucent Technologies, Inc. from 1991 to 1997.
                                                 Prior to founding Agile Networks, Inc. in
                                                 1991, Mr. Seifert was also the founder of
                                                 Wellfleet Communications, now Bay Networks.

VOTE REQUIRED AND BOARD RECOMMENDATION

     The four (4) nominees for director receiving the highest number of affirmative votes of the Shares present in person or represented by proxy at the Meeting and entitled to be voted for them shall be elected as directors of the Company. Votes withheld from any director nominee are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect under Delaware law. Stockholders do not have the right to cumulate their votes in the election of directors. THE BOARD RECOMMENDS A VOTE "FOR" THE NOMINEES ABOVE LISTED.

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

     The executive officers and directors of the Company and their ages as of the date of this Report are as follows:

NAME                                     AGE                  POSITION
----                                     ---                  --------
Dr. Bryan J. Zwan......................  50    Chairman of the Board, Chief Executive
                                                 Officer, President and Director
Dr. William F. Hamilton(1).............  58    Director
William Jefferson Marshall(2)..........  42    Director
William Seifert(1)(2)..................  48    Director
Mitchell A. Chancey....................  36    Vice President, Business Development
Joe Fuchs..............................  47    Vice President, Quality Management
Gerald T. Gentile......................  37    Vice President, Research and
                                                 Development
Steven H. Grant........................  38    Executive Vice President, Finance,
                                                 Chief Financial Officer and Secretary
Ali Haider.............................  47    Vice President, Customer Service and
                                                 Support
Kenneth R. Hargrove....................  47    Vice President, North American Sales
Eric A. Mitchell.......................  38    Vice President, National Sales
Carlos J. Perez........................  47    Vice President, International Sales
Michael W. Tinsley.....................  41    Controller
Thomas V. Williams.....................  46    Vice President, Manufacturing

---------------

(1) Member of the Audit Committee
(2) Member of the Compensation Committee

     A description of the background of each of the Company's current directors has been provided above under "Information Concerning Director Nominees." Following is a description of the background of each of the Company's executive officers other than Dr. Zwan:

          Mr. Chancey currently serves as Vice President, Business Development and joined the Company in April 1997. Prior to joining the Company, Mr. Chancey has worked at Premisys Communications, from November, 1996 until April, 1997 and Lucent Technologies (formerly known as AT&T -- Bell Laboratories) from August 1980 through November 1996. Mr. Chancey has over 18 years of global telecommunications experience.

          Mr. Fuchs currently serves as Vice President, Quality Management and joined the Company in January 1997. Prior to joining the Company, Mr. Fuchs was a System Lead/Project Manager at AT&T Paradyne from 1992 through 1997. Mr. Fuchs was also a System/Test Engineer at AT&T Bell Laboratories from 1985 through 1992. Mr. Fuchs holds a Masters in Electrical Engineering from Columbia University.

          Mr. Gentile currently serves as Vice President, Research and Development and joined the Company in January 1997. From March 1995 through January 1997 he served as Engineering and Scientific Manager of the Microwave Logic Products Division of Tektronix Inc. having previously served as the Engineering Manager of Microwave Logic, Inc. from April 1990 through March 1995. Mr. Gentile holds a B.S.E.E. from the University of Massachusetts.

          Mr. Grant currently serves as Executive Vice President, Finance, Chief Financial Officer and Secretary of the Company and joined the Company in September 1997. Prior to joining the Company, Mr. Grant served as Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary at Precision Systems Inc. from July 1996 through September 1997. Mr. Grant also served as Executive Vice President, Chief Financial/Administrative Officer and Treasurer for Silver King Communications Inc. from December 1992 through July 1996, and as Director of Corporate Finance, Investor Relations and Assistant Treasurer at Home Shopping Network from February 1989 through December 1992.

          Mr. Haider currently serves as Vice President, Customer Service and Support and joined the Company in September 1997. Prior to joining the Company, Mr. Haider worked as a Director, Technical Support Center at AT&T/Paradyne Corporation from 1984 and prior to this at Bell Labs from 1992-1993. Mr. Haider holds a Masters Degree in Electrical Engineering and a B.S. in Electrical Engineering, Physics, and Math.

          Mr. Hargrove currently serves as Vice President, North America Sales and joined the Company in January 1997. Mr. Hargrove has been involved in the sale of telecommunications test equipment to the communications industry since 1979, and has worked for companies such as Telecommunications Techniques Corporation ("TTC"), Hewlet Packard, TRW and General Dynamics in various capacities spanning from a District Manager to Field Engineer.

          Mr. Mitchell currently serves as Vice President, National Sales of the Company and joined the Company in April 1995. From October 1992 to March 1995, Mr. Mitchell was the National Sales Manager and then President of Crown Herald, Inc., a manufacturer of imprinted corporate products, where he was initially responsible for various sales and marketing activities and later for all phases of operations. Prior to that, from March 1989 to October 1992, Mr. Mitchell was Regional Manager of Penn Corporation, a manufacturer of imprinted corporate products.

          Mr. Perez currently serves as Vice President, International Sales and joined the Company July 30 1997. Prior to joining the Company, he served as Director of Sales at Premisys Communications from 1996 to 1997. Prior to this he worked at AT&T from 1991 through 1996 as Director of International Sales and Marketing. Mr. Perez has over twenty years of global telecommunications experience.

          Mr. Tinsley, currently serves as Controller of the Company and joined the Company in August 1997. Prior to joining the Company, Mr. Tinsley was Controller at US Communications, Inc. from Decem-ber 1996 to August 1997. From December 1995 to November 1996, Mr. Tinsley was Vice President, Finance at Systems Engineering and Integration and Network Solutions, BTG, Inc., a total information technology provider specializing in the manufacture of high-performance personal computers. Prior to this he served as Corporate Controller for BTG, Inc. from November 1993 through December 1995. Mr. Tinsley holds a B.S. in Business Administration from Murray State University and is also Certified Public Accountant in the state of Tennessee since 1980.

          Mr. Williams currently serves as Vice President, Manufacturing and joined the Company in April 1995. Prior to joining the Company, from March 1994 to April 1995, Mr. Williams was an independent consultant to Lockheed Martin Corporation, a defense contractor. From February 1991 to March 1994, Mr. Williams was a Program Manager at Group Technologies Corporation, a manufacturer of computers and electronic products.

BOARD OF DIRECTORS

     The Company's Bylaws provide that the Board can fix the authorized number of directors from time to time between one and nine. The Board currently is fixed at and consists of four (4) members, Messrs. Zwan, Hamilton, Marshall and Seifert. The Board intends to establish committees, including executive, compensation and audit committees, each of which will report to the Board.

     Executive officers are appointed by, and serve at, the discretion of the Board. There are no family relationships among any of the directors or executive officers of the Company.

BOARD MEETINGS AND COMMITTEES

     During the fiscal year ended December 31, 1997 ("Fiscal 97"), the Board held three (3) regular meetings and two (2) special meetings. Each director attended at least 75% of the meetings held during Fiscal 97 which occurred on or after the initiation of his term as a director.

     During Fiscal 97, the Board had an Audit Committee and a Compensation Committee. The Company does not have a Nominating Committee nor a committee that performs equivalent functions of a Nominating Committee. The Audit Committee, composed of Messrs. Hamilton and Seifert, is responsible for reviewing financial statements, accounting and financial policies and internal controls and reviewing the scope of the independent auditor's activities and fees. The Audit Committee held one (1) meeting during Fiscal 97. The Compensation Committee, composed of Messrs. Marshall and Seifert, is responsible for reviewing and approving, within its authority, compensation, benefits, training and other human resource policies. The Compensation Committee held nine (9) meetings during Fiscal 97. Each director who served on the Audit Committee or the Compensation Committee attended at least 75% of such respective committee's meetings held during Fiscal 97 which occurred on or after the initiation of his term as a director.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT OF 1934

     Section 16(a) under the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than ten (10) percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten-percent stockholders are required by regulations of the SEC to furnish the Company with copies of all Section 16(a) forms that they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representation that no other reports were required, the Company's officers, directors and greater than ten percent stockholders complied with all applicable Section 16(a) filing requirements, except for two (2) Form 3 statements and four (4) Form 4 statements of which the Company is aware that were filed late by Mr. Hargrove (Form 3 and Form 4); Mr. Seifert (Form 3); Ms. Licciardi (Form 4); Mr. Lorch (Form 4); and Mr. Myers (Form 4).

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     Directors of the Company who are not officers or employees of the Company will receive an annual fee of $10,000. During fiscal 1997, the Directors received a fee of $5,000 for service on the Board. Directors are also reimbursed for travel and other expenses relating to attendance at meetings of the Board or committees. Under the Option Plan, non-employee directors are also eligible to receive stock options in consideration for their services. In fiscal 1997, each director received option grants totaling 50,000 options at exercise prices between $5.25 and $9.00 per share, in each case the fair market value at the Date of Grant.

EXECUTIVE COMPENSATION

     The following table shows, for the year ended December 31, 1997, the cash and other compensation awarded to, earned by or paid to Dr. Zwan and each other executive officer who earned in excess of $100,000 for all services in all capacities (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM COMPENSATION
                                                                        -------------------------------
                                                                               AWARDS           PAYOUTS
                                           ANNUAL COMPENSATION          ---------------------   -------
                                    ---------------------------------   RESTRICTED                            ALL
                                                         OTHER ANNUAL     STOCK      OPTIONS/    LTIP        OTHER
                                     SALARY     BONUS    COMPENSATION    AWARD(S)      SARS     PAYOUTS   COMPENSATION
NAME AND PRINCIPLE POSITION  YEAR     ($)        ($)         ($)           ($)         (#)        ($)         ($)
---------------------------  ----   --------   -------   ------------   ----------   --------   -------   ------------
Bryan J. Zwan.............   1997   $305,779   $    --     $    --         $--       $     --    $--        $     --
  Chairman of the Board,     1996    300,000        --          --          --             --     --         215,340
  President and Chief
  Executive Officer(1)
Seth P. Joseph............   1997    250,005        --          --          --             --     --              --
  Senior Executive Vice      1996     62,500        --          --          --        666,666     --              --
  President(2)
Kenneth R. Hargrove.......   1997    146,403    15,000      24,104          --         20,000     --          27,448
  Vice President, North      1996         --        --          --          --         10,000     --              --
  American Sales(3)
Gerald T. Gentile.........   1997    140,313    23,000          --          --         15,000     --           1,312
  Vice President, Research   1996         --        --          --          --         60,000     --              --
  and Development(4)
Denise Licciardi..........   1997    123,290        --          --          --         60,000     --             963
  Vice President,            1996     26,250        --          --          --         30,000     --              --
  Administration(5)

---------------

(1) Amounts include deferred compensation of $215,340 received by Bryan J. Zwan in 1996 from the Company for 1995 and the payment of $5,779 of earned and unused vacation from 1996 and paid in calendar 1997.
(2) Mr. Joseph's employment with the Company and service as a Director commenced in October 1996 and terminated in February 1998. Annual compensation does not include amounts paid as wages to the spouse of Mr. Joseph during her employment in 1996. Options included in the Option/SARs column include 10,000 options granted to Mrs. Joseph.
(3) Mr. Hargrove commenced employment with the Company in January 1997. Amounts include $24,104 of commission payments; $17,910 of moving expenses; $1,137 of Company matching funds under the 401(k) plan; and $8,400 of car and office allowances.
(4) Mr. Gentile commenced employment with the Company in January 1997. Amounts include $1,312 of Company matching funds under the 401(k) plan.
(5) Ms. Licciardi's employment commenced with the Company in September 1996 and terminated in February 1998. Annual compensation does not include amounts paid as wages to the spouse of

    Ms. Licciardi during his employment in 1996 and 1997. Amounts include 15,000 options granted in 1996 to the spouse of Ms. Licciardi. Amounts also include $963 of Company matching funds under the 401(k) plan.

1996 STOCK OPTION PLAN

     The Company's 1996 Stock Option Plan (the "Option Plan") became effective on March 5, 1996. The purpose of the Option Plan is to attract and retain qualified personnel, to provide additional incentives to employees, officers, directors and consultants of the Company and to promote the success of the Company's business. A reserve of 5,000,000 shares of Common Stock has been established for issuance under the Option Plan. The Option Plan is administered by the Board who may delegate the administration of the plan to a committee of the Board. The Board now has, and such committee would have, complete discretion to determine which eligible individuals are to receive option grants, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option, the vesting schedule to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

     Each option granted under the Option Plan has a maximum term of ten years, subject to earlier termination following the optionee's cessation of service with the Company. Options granted under the Option Plan may be exercised only for fully vested shares. The exercise price of incentive stock options and non-statutory stock options granted under the Option Plan must be at least 100% and 85%, respectively, of the fair market value of the stock subject to the option on the date of grant (or 110% with respect to holders of more than 10% of the voting power of the Company's outstanding stock). The Board or, when appointed, such committee, has the authority to determine the fair market value of the stock. The purchase price is payable immediately upon the exercise of the option. Such payment may be made in cash, in outstanding shares of Common Stock held by the participant, through a promissory note payable in installments over a period of years or any combination of the foregoing.

     The Board may amend or modify the Option Plan at any time, provided that no such amendment or modification may adversely affect the rights and obligations of the participants with respect to their outstanding options or vested shares without their consent. In addition, no amendment of the Option Plan may, without the approval of the Company's stockholders (i) modify the class of individuals eligible for participation, (ii) increase the number of shares available for issuance, except in the event of certain changes to the Company's capital structure, or (iii) extend the term of the Option Plan. The Option Plan will terminate on March 4, 2006, unless sooner terminated by the Board.

     Section 162(m) of the IRC limits the Company's deduction in any one fiscal year for federal income tax purposes to $1 million per person with respect to the Company's Chief Executive Officer and its four (4) other highest paid executive officers who are employed on the last day of the fiscal year unless the compensation was not otherwise subject to the deduction limit. Certain performance-based compensation is not included in this $1 million limitation. Stock options may qualify for exclusion from this limitation if the plan under which they are granted meets certain conditions. At present, the Option Plan does not satisfy these conditions. Accordingly, the Company will not be able to claim a tax deduction for certain exercises of NSOs or disqualifying dispositions of ISOs by the CEO (should it grant any in the future) and its four
(4) other highest paid executive officers to the extent that the income from such exercises or dispositions, combined with such executive's other taxable compensation for the year, exceeds $1 million.

     As of December 31, 1997, the Company had outstanding options under the Option Plan exercisable into an aggregate of 2,050,785 shares of Common Stock.

     The following table sets forth information concerning stock options awarded to each of the Named Executive Officers during Fiscal 97. All such options were awarded under the Option Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                      POTENTIAL REALIZABLE
                                                                                        VALUE AT ASSUMED
                                                % OF TOTAL                              ANNUAL RATES OF
                                                 OPTIONS                                  STOCK PRICE
                                     SHARES     GRANTED TO                              APPRECIATION FOR
                                   UNDERLYING   EMPLOYEES    EXERCISE                    OPTION TERM(1)
                                    OPTIONS     IN FISCAL     PRICE     EXPIRATION    --------------------
NAME                                GRANTED        YEAR       ($/SH)       DATE          5%         10%
----                               ----------   ----------   --------   ----------    --------    --------
Bryan J. Zwan....................        --          --%      $  --           --      $     --    $     --
Seth Joseph(2)...................        --          --          --           --            --          --
Kenneth R. Hargrove..............    20,000        1.82        5.25      4/30/03        35,710      81,014
Gerald T. Gentile................    15,000        1.37        5.25      4/30/03        26,783      60,760
Denise Licciardi(3)..............    60,000        5.46        5.25      4/30/03       107,130     243,042

---------------

(1) Potential realizable value is based on the assumption that the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the option term. These numbers are calculated based on the requirements of the SEC and do not reflect the Company's estimate of future price growth.
(2) As of February 15, 1998, Mr. Joseph was no longer employed by the Company.
(3) As of February 11, 1998, Ms. Licciardi was no longer employed by the Company.

     The following table sets forth certain information regarding options to purchase shares of Common Stock held as of December 31, 1997 by each of the Named Executive Officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

                                                                                          VALUE OF UNEXERCISED
                                                            NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS/
                                                               OPTIONS/SARS AT                   SARS AT
                               SHARES                            FY-END (#)                   FY-END($)(1)
                             ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                         EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                         -----------   -----------   -----------   -------------   -----------   -------------
Bryan J. Zwan..............        --       $     --            --             --      $       --     $       --
Seth P. Joseph(2)..........     8,500        140,240       355,930        302,236       2,802,949      2,380,109
Kenneth R. Hargrove........        --             --         3,333         26,667          26,247        210,003
Gerald T. Gentile..........        --             --        20,000         55,000         157,500        433,125
Denise Licciardi(3)........    10,000        157,500            --         80,000              --        630,000

---------------

(1) Values shown in these columns reflect the deference between the closing price of $13.125 on December 31, 1997 and the exercise price of the options and does not include the federal and state taxes due upon exercise.
(2) Shares exercised and value realized columns reflect the exercise of non-qualified stock options by Mr. Joseph's spouse on November 24, 1997. Amounts in other columns also reflect 1,500 vested options owned by Mrs. Joseph.
(3) Shares exercised and value realized columns include the exercise of 5,000 non-qualified stock options by Ms. Licciardi's spouse. Unexercisable options include 10,000 unvested options owned by Mr. Licciardi.

STOCK PURCHASE PLAN

     On August 25, 1997, the Board approved the Stock Purchase Plan whereby 300,000 shares of Common Stock were reserved for issuance and purchase by employees of the Company to assist them in acquiring a stock ownership interest in the Company and to encourage them to remain employees of the Company. The Stock Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code and permits eligible employees to purchase shares of Common Stock at a discount through payroll deductions during specified six-month offering periods. No employee may purchase more than $25,000 worth of stock in any calendar year or 1,500 shares of Common Stock in any one offering period. The Stock Purchase Plan is administered by an Administrative Committee appointed by the Board and provides generally that the purchase price must not be less than 85% of the fair market value of the Common Stock on the first or last day of the offering period, whichever is lower. As of December 31, 1997, 5,258 shares have been purchased under the Stock Purchase Plan because the first offering period had not yet concluded.

EMPLOYMENT AGREEMENT AND SEVERANCE ARRANGEMENTS

     On September 30, 1996, the Company entered into an employment agreement with Mr. Seth P. Joseph (the "Employment Agreement") whose employment with the Company and service as a Director terminated in February 1998, in connection with the Company's previously announced reorganization. The Employment Agreement provided for Mr. Joseph's employment as Senior Executive Vice President of the Company at a base salary of $250,000, with eligibility to receive an incentive bonus as determined by the compensation committee of the Board. By virtue of his termination, Mr. Joseph is entitled to severance payments and benefits for a period of one year pursuant to the Employment Agreement with the severance payments paid in bi-monthly installments.

     On February 11, 1998, Ms. Denise Licciardi resigned from the Company as Vice President, Administration. Under the terms of her separation, Ms. Licciardi will receive $131,250 of salary paid out over the remainder of 1998 in bi-monthly installments; continued vesting of a total of 70,000 unvested stock options over the original vesting schedule; and forgiveness of a loan in the amount of approximately $71,315. Additionally, Ms. Licciardi's spouse received a lump sum severance payment of $7,615; continued vesting of a total of 10,000 unvested stock options over the original vesting schedule; and forgiveness of a loan in the amount of approximately $71,315 related to his separation with the Company on January 23, 1998.

     The Company entered into an employment agreement effective as of February 27, 1998 (the "Grant Agreement"), with Steven H. Grant, the Company's Executive Vice President, Finance and Chief Financial Officer. The Grant Agreement provides for: (i) an employment term of three years which automatically renews for an additional two years unless either Mr. Grant or the Company provide reasonable notice of non-renewal prior to expiration; (ii) an annual salary of $200,000; (iii) and a $40,000 bonus (which is primarily an acceleration of a deferred sign-on bonus) to be paid upon completion of the Company's filings with the SEC for the year ended December 31, 1997. The Grant Agreement also provides that the Company will provide to Mr. Grant on an annual basis sufficient funds to purchase a term life insurance policy payable to his heirs and a disability insurance policy to provide comparable compensation, including benefits over the life of the agreement. In addition, the Company granted to Mr. Grant stock options to purchase 200,000 shares of Common Stock at an exercise price of $4.6875, of which 50,000 stock options vest on the date of grant and 50,000 stock options vest on each of the three anniversaries following the date of grant. As a result of this new option grant, the previously issued grant for 75,000 shares was canceled. In the event that Mr. Grant's employment with the Company terminates, all stock options that have not yet vested will continue to vest except in the event of a "change in control" whereby the unvested options will accelerate.

     In the event of his termination without "cause," including due to a "change in control" or a "change in duties" (as such terms are defined in the Grant Agreement), Mr. Grant will be entitled to severance compensation, including all benefits, for a period of 18 to 24 months. In addition, the compensation and benefits to be paid to Mr. Grant are absolute, regardless of whether Mr. Grant is terminated for "cause," until the later of March 31, 1998 or the date of filing of the Company's Annual Report on Form 10-K for the year ended December 31, 1997. After such date, the Company is not obligated to pay compensation and benefits under the Grant Agreement if Mr. Grant's employment is terminated for "cause."

SECTION 401(K) PLAN

     In 1997, the Company adopted a 401(k) Salary Savings Plan (the "401(k) Plan") covering the Company's full-time employees located in the United States. The 401(k) Plan is intended to qualify under Section 401(k) of the Internal Revenue Code, so that contributions to the 401(k) Plan by employees or by the Company, and the investment earnings thereon, are not taxable to employees until withdrawn from the

401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit ($10,000 in 1998) and to have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan permits, but does not require, additional matching contributions to the 401(k) Plan by the Company on behalf of all participants in the 401(k) Plan. Currently, the Company matches the first 6% of such voluntary contributions at 50% of the amount contributed by the employee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In 1997, the Compensation Committee of the Board consisted of Messrs. Marshall and Seifert and both continue to serve on this Committee. No executive officer of the Company served on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions during Fiscal 97. Additionally, no member of the Compensation Committee is currently or was formally an officer or employee of the Company. Effective December 8, 1997, Mr. Seifert began serving as a consultant to the Company. Under the terms of the consulting agreement, Mr. Seifert receives $1,500 per day and reimbursement of out-of-pocket expenses. To date, Mr. Seifert has performed consulting services to the Company in 1997 and 1998, and has received $12,750 in fees under this agreement since its inception.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Loan to Founder. On December 21, 1995, the Company loaned Dr. Zwan, the Company's Chairman of the Board and Chief Executive Officer, $1.7 million which he advanced to LMI, Inc. ("LMI"), a corporation wholly owned by Dr. Zwan, to enable LMI to repay a loan extended to LMI by a former stockholder of the Company. See "Transactions with GAF HK." The loan to Dr. Zwan is due on December 20, 1997. Interest only is payable monthly at the rate of 9% per annum and the original principal amount of the loan remains was repaid plus accrued interest in September 1997.

     Loans Guaranteed by Founder. Dr. Zwan and/or his spouse have personally guaranteed most of the Company's indebtedness incurred since inception. As of the date of this Report, no indebtedness of the Company which had been guaranteed by Dr. Zwan and/or his wife remained outstanding.

     Loans to Mr. Seth Joseph. Mr. Joseph and/or his spouse have received three advances totaling approximately $113,021 from February 1997 through January 1998. Each of the advances have a simple interest rate of 9% per annum. A portion of these advances are evidenced by unsecured notes between Mr. Joseph and the Company.

     Loans to Ms. Denise Licciardi. Ms. Licciardi and/or her spouse received loans in fiscal 1998 in the amount of $71,316 each which were later forgiven under the terms of their respective separation agreements.

     The Company has from time to time granted options and other compensation to its directors and executive officers. See "Executive Compensation" and "Security Ownership of Certain Beneficial Owners and Management."

     All future transaction, including any loans from the Company to its officers, directors, principal stockholders or affiliates, will be approved by a majority of the Board, including a majority of the disinterested members of the Board or, if required by law, a majority of disinterested stockholders, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

REPORT ON REPRICING OF OPTIONS

     On April 30, 1997, and December 26, 1997, respectively, the Compensation Committee of the Company (the "Committee") recommended to the Board of Directors, and the Board unanimously approved resolutions authorizing the repricing by amendment of ("repricing") of all outstanding stock options held by all then employees on the terms described below. The Committee noted in its report that the overall purpose of the Company's stock option plans had been to attract and retain the services of the Company's employees, consultants and directors, and to provide incentives to such persons to exert maximum efforts for the Company's success. The Committee concluded that the decline in the market value of the Company's

Common Stock had frustrated these purposes and diminished the value of the Company's stock option program as an element of the Company's compensation arrangements. Accordingly, the Committee approved the repricing changes set forth below:

     On April 30, 1997, the options to purchase shares of the Company's Common Stock held by all then existing employees of the Company on that date which had exercise price equal to $9.00 per share were repriced so that their new exercise price equaled $5.25 per share. The relevant market price of the Company's Common Stock on that date was $4.875 per share. Additionally, upon review of the consultant's report on compensation matters, the Committee adopted a resolution on August 25, 1997, that adjusted all vesting schedules for previously issued options from four (4) years to three (3) years for the then current employees, and did not modify the expiration dates.

     On December 26, 1997, the options to purchase shares of the Company's Common Stock held by all then existing employees of the Company on that date which had an exercise price that was equal or greater than $15.00 per share were repriced so that their new exercise price equaled $13.125 per share. The relevant market price of the Company's Common Stock on that date was $12.75 per share. In addition, the vesting and expiration dates with respect to the repriced options were not changed.

     Subsequent to December 31, 1997, but prior to the issuance of this report on April 9, 1998, the Committee passed an additional resolution dated March 26, 1998, that offers each employee to cancel existing options at exercise prices greater than $12.75 per share with new option grants at an exercise price of $4.6875 per share. Under the terms of this offer, should the employee accept the new option grant, they will be subject to a new three (3) year vesting schedule effective March 26, 1998, and six (6) year option term (as opposed to a ten (10) year option term.) As of April 9, 1998, all executive officers holding such options had elected to accept these new option grants.

                                          The Compensation Committee:

                                          William Jefferson Marshall
                                          William Seifert

April 9, 1998

     The following table sets forth certain information concerning repricing during the last ten years of options to purchase the Company's Common Stock held by executive officers of the Company.

                         TEN-YEAR OPTION REPRICINGS(1)

                                                                                                     LENGTH OF
                                                                                                      ORIGINAL
                                                     MARKET PRICE                                   OPTION TERM
                                        NUMBER OF    OF STOCK AT    EXERCISE PRICE                   REMAINING
                                         OPTIONS       TIME OF        AT TIME OF                     AT DATE OF
                                       REPRICED OR   REPRICING OR    REPRICING OR                   REPRICING OR
                                         AMENDED      AMENDMENT       AMENDMENT      NEW EXERCISE    AMENDMENT
NAME(2)                       DATE         (#)           ($)             ($)           PRICE($)      (IN YEARS)
-------                     --------   -----------   ------------   --------------   ------------   ------------
Mitchell A. Chancey(3)....  12/26/97      10,000       $12.750         $18.250         $13.125          5.95
Joe Fuchs.................  12/26/97      10,000        12.750          18.250          13.125          5.95
                            04/30/97       5,000         4.875           9.000           5.250          5.60
Gerald T. Gentile.........  04/30/97      60,000         4.875           9.000           5.250          5.60
Steven H. Grant...........  12/26/97      75,000        12.750          16.000          13.125          5.72
Ali Haider................  12/26/97      33,000        12.750          16.813          13.125          5.78
Kenneth R. Hargrove.......  04/30/97      10,000         4.875           9.000           5.250          5.60
Seth P. Joseph(3).........  04/30/97     656,666         4.875           9.000           5.250          9.61
Denise Licciardi(3).......  04/30/97      15,000         4.875           9.000           5.250          5.60
Carlos J. Perez...........  12/26/97      30,000        12.750          12.750          13.125          5.59
Michael Tinsley...........  12/26/97      20,000        12.750          15.625          13.125          5.67

---------------

(1) Additional information related to this schedule can be found in the "Report on Repricing of Options" contained herein.

(2) The positions of each executive officer is included in the "Information Concerning Directors and Executive Officers" contained herein.

(3) Information on repricing excludes shares that are beneficially owned by family members.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Executive Compensation Committee (the "Committee") recommends to the Board compensation for the Company's officers and directors and oversees the administration of the Company's employee stock option and stock purchase plans. All decisions of the Committee relating to compensation of the Company's executive officers are reviewed and approved by the entire Board.

COMPENSATION POLICY

     The Company's executive compensation policy is designed to establish an appropriate relationship between executive pay and the Company's annual performance, its long-term growth objectives and its ability to attract and retain qualified executive officers. The Committee attempts to achieve these goals by integrating on an individualized basis competitive annual base salaries with stock options through the Company's stock option plan and otherwise. The Committee believes that cash compensation in the form of salary and bonus provides the Company's executives with short term rewards for success in operations, and that long term compensation through the award of stock options better coordinates the objectives of management with those of the stockholders with respect to the long term performance and success of the Company. The Committee generally takes into consideration a variety of subjective and objective factors in determining the compensation package for executive officers, including how compensation compares to that paid by competing companies and the responsibilities and performance by each executive and the Company as a whole. In making its determinations, the Committee attempts to address the unique challenges which are present in the telecommunications industry in which the Company competes against a number of public and private companies with respect to attracting and retaining executives and other key employees.

     The Committee has relied heavily on the equity/option position of executives as an important mechanism to retain and motivate executives and key employees while at the same time aligning the interests of the executives with the interests of the stockholders generally. The Committee believes that option grants are instrumental in motivating employees to meet the Company's future goals. By working to increase the Company's value, one of the Company's primary performance goals is met and the executives are likewise compensated through option value.

     Section 162(m) of the IRC limits the Company's deduction in any one fiscal year for federal income tax purposes to $1 million per person with respect to the Company's Chief Executive Officer and its four (4) other highest paid executive officers who are employed on the last day of the fiscal year unless the compensation was not otherwise subject to the deduction limit. Certain performance-based compensation is not included in this $1 million limitation. Stock options may qualify for exclusion from this limitation if the plan under which they are granted meets certain conditions. At present, the Option Plan does not satisfy these conditions. The Compensation Committee is currently evaluating whether to proceed to qualify under Section 162(m).

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Dr. Bryan J. Zwan has served as the Chief Executive Officer of the Company since its inception in October 1990. In setting compensation levels for the Chief Executive Officer, the Committee reviews competitive information reflecting compensation practices for similar technology companies and examines the Chief Executive Officer's performance relative to the Company's overall financial results. The Committee also considers the Chief Executive Officer's achievements against the same pre-established objectives and determines whether the Chief Executive Officer's base salary, target bonus and target total compensation approximate the competitive range of compensation for chief executive officer positions in the technology industry. In establishing his compensation, the Committee reviews Dr. Zwan's performance and compares it with chief executive officers of similar technology companies.

     In Fiscal 97, Dr. Zwan received a base salary of $300,000. Dr. Zwan did not earn an incentive bonus in Fiscal 97. Overall, Dr. Zwan's base and incentive compensation are below the median compensation for technology companies, but within the competitive range. As of the date of this report, the Board has not made any adjustment to the base salary of Dr. Zwan.

COMPENSATION ARRANGEMENTS GENERALLY

     Overall, the Committee believes that the compensation arrangements for the Company's executives serve the long term interests of the Company and its stockholders and that, in particular, the equity/option positions of executives are an important factor in retaining and attracting key executives. Nonetheless, the Committee intends to continue to review and analyze its policies in light of the performance and development of the Company and the environment in which it competes for executives and to retain outside compensation consultants from time to time to assist the Committee in such review and analysis.

                                          Compensation Committee:

                                          William Jefferson Marshall
                                          William Seifert

April 9, 1998

     The foregoing reports of the Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

                               PERFORMANCE GRAPH

                     COMPARISON OF CUMULATIVE TOTAL RETURN

       AMONG DIGITAL LIGHTWAVE, INC., THE NASDAQ TOTAL RETURN INDEX, AND
                         THE NASDAQ NON-FINANCIAL INDEX

        MEASUREMENT PERIOD          DIGITAL LIGHTWAVE,    NASDAQ TOTAL        NASDAQ NON-
      (FISCAL YEAR COVERED)                INC.           RETURN INDEX     FINANCIAL STOCKS
12/7/97                                        100.00              100.00             100.00
12/31/97                                       105.47              116.46             111.19

     The above graph assumes that $100.00 was invested in the Common Stock and in each index on February 5, 1997, the effective date of the Company's initial public offering. Although the Company has not declared a dividend on its Common Stock, the total return for each index assumes the reinvestment of dividends. Stockholder returns over the period presented should not be considered indicative of future returns. Pursuant to regulations of the SEC, the graph shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall it be incorporated by reference into any filing under the Securities Act or the Exchange Act.

                                  PROPOSAL TWO

                          RATIFICATION AND APPROVAL OF
           DIGITAL LIGHTWAVE, INC. 1997 EMPLOYEE STOCK PURCHASE PLAN
                           (ITEM 2 ON THE PROXY CARD)

GENERAL

     The Board has approved and is proposing for stockholder approval the Digital Lightwave, Inc. 1997 Employee Stock Purchase Plan (the "Stock Purchase Plan") the full text of which is included as "Attachment A" to this Proxy Statement. The purpose of the Stock Purchase Plan is to enable eligible employees of the Company or any of its subsidiaries, through payroll deductions, to purchase shares of the Common Stock and thereby to have an additional incentive to contribute to the prosperity of the Company.

STOCK PURCHASE PLAN

     Under the Stock Purchase Plan, 300,000 shares of Common Stock are available for purchase by eligible employees of the Company or any of its subsidiaries. The Stock Purchase Plan permits eligible employees to elect to have a portion of their pay deducted by the Company to purchase shares of Common Stock. In the event there is any increase or decrease in Common Stock without receipt of consideration by the Company (for instance, by a recapitalization or stock split), there may be a proportionate adjustment to the number and kinds of shares that may be purchased under the Stock Purchase Plan.

     Rights to purchase shares of Common Stock will be deemed granted to participating employees as of the first trading day of each Option Period. Option Periods will be 27 months or such other period as is set by the Company. Exercise Periods are the periods during which shares of Common Stock are purchased. Generally, Exercise Periods will be three months. Payroll deductions and other payments will be accumulated during an Exercise Period and purchases of shares will occur at the end of each Exercise Period (from the amounts accumulated during that Exercise Period).

     The option price for each share (the "Option Price") will be set by the Board of the Directors. The Option Price for the initial Exercise Period will be 85% of the fair market value of the Common Stock on the first trading day or last trading day of such Exercise Period which ever is lower.

     Any employee of the Company or subsidiary may participate in the Stock Purchase Plan, except the following, who are ineligible to participate: (a) an employee whose customary employment is 20 hours or less per week; and (b) an employee who, after exercising his or her rights to purchase stock under the Stock Purchase Plan, would own stock (including stock that may be acquired under any outstanding options) representing five percent or more of the total combined voting power of all classes of stock of the Company. An employee must be employed on the last day of the Exercise Period in order to acquire stock for that Exercise Period under the Stock Purchase Plan.

     An eligible employee may become a participant in the Stock Purchase Plan by completing an election to participate in the Stock Purchase Plan authorizing the Company to have deductions made from pay on each pay day following enrollment in the Stock Purchase Plan. The deductions or contributions will be credited to the employee's account under the Stock Purchase Plan. An employee may change his or her percentage of payroll deduction or contribution during the beginning of any Exercise Period. An employee may suspend participation in the plan during an Exercise Period but will not be able withdraw any contributed funds until the end of the Exercise Period.

     No employee may purchase Common Stock in any calendar year under the Stock Purchase Plan and all other "employee stock purchase plans" of the Company and any parent or subsidiary having an aggregate fair market value in excess of $25,000, determined as of the date granted during the Exercise Period.

     On the last trading day of each Exercise Period, a participating employee will be credited with the number of whole shares of Common Stock purchased under the Stock Purchase Plan for such period. Common Stock purchased under the Stock Purchase Plan will be held in the custody of an agent designated by the Company (the "Agent"). The Agent may hold the Common Stock purchased under the Stock Purchase Plan in stock certificates in nominee names and may commingle shares held in its custody in a single account or stock certificate, without identification as to individual employees. An employee may, however, instruct the Agent to have all or part of such shares reissued in the employee's own name and have the stock certificate delivered to the employee.

     A participating employee will be refunded all monies in his or her account, and his or her participation in the Stock Purchase Plan will be terminated, if:
(a) the employee terminates employment with the Company; (b) the Board elects to terminate the Stock Purchase Plan; or (c) the employee ceases to be eligible to participate in the Stock Purchase Plan.

     No participating employee may assign his or her rights to purchase shares of Common Stock under the Stock Purchase Plan, whether voluntarily, by operation of law or otherwise.

     The Stock Purchase Plan will be administered by the Company at the direction of the Board. The Board of Directors has the authority to interpret the Stock Purchase Plan, to prescribe, amend and rescind rules relating to it, and to make all other determinations necessary or advisable in administering the Stock Purchase Plan, all of which determinations will be final and binding.

     The Board may, at any time, amend the Stock Purchase Plan in any respect; provided, however, that without approval of the stockholders of the Company no amendment shall be made that (a) materially increases the number of shares that may be made available for purchase under the Stock Purchase Plan, (b) materially changes the eligibility requirements for participating in the Stock Purchase Plan or (c) materially impairs the vested rights of participating employees.

     The Board may terminate the Stock Purchase Plan at any time and for any reason or for no reason, provided that such termination shall not impair any rights of participants that have vested at the time of termination. In any event, the Stock Purchase Plan shall, without further action of the Board, terminate at the earlier of (i) ten years after adoption of the Stock Purchase Plan by the Board and (ii) such time as all shares of Common Stock that may be made available for purchase under the Stock Purchase Plan have been issued.

FEDERAL INCOME TAX CONSEQUENCES OF THE STOCK PURCHASE PLAN

     If a participant acquires stock under the Stock Purchase Plan, no income will result to such participant, and the Company will be allowed no deduction as a result of such purchase, if certain conditions are met. The principal condition which must be satisfied is that the participant does not dispose of the stock within two years after the first day of the applicable Offering Period or one year after purchase of the stock. If the employee disposes of the stock acquired pursuant to the Stock Purchase Plan after the statutory holding period has expired, gain on the sale is capital gain except to the extent of ordinary (compensation) income determined as described below. If the employee disposes of the stock before the expiration of the statutory holding period, the employee must recognize as ordinary (compensation) income the difference between the stock's fair market value and the purchase price.

     An employee disposing of stock after expiration of the statutory holding period (or who dies) must include in ordinary (compensation) income at the time of sale or other taxable disposition of the stock acquired under the Stock Purchase Plan, or upon the employee's death while still holding the stock, the lesser of:

          (1) the Purchase Price discount from the fair market value of the stock at the beginning of the Offering Period; or

          (2) the amount, if any, by which the stock's fair market value at the time of such disposition or death exceeds the purchase price paid.

VOTE REQUIRED AND BOARD RECOMMENDATION

     Ratification and approval of the adoption of the Stock Purchase Plan requires the affirmative vote of a majority of the Shares present in person or represented by proxy at the Meeting and entitled to be voted for it.

Accordingly, abstentions will have the same effect as votes against this proposal and broker non-votes will not affect the outcome of voting on this proposal.

     The Board believes that the Stock Purchase Plan encourages and assists the Company's employees to acquire an equity interest in the Company, helps align employee interests with other stockholders, helps provide for the future financial security of the Company's employees and fosters good employee relations. The opportunity for employees to acquire shares of Common Stock pursuant to the Stock Purchase Plan will be important to attract and retain qualified employees who are essential to the success of the Company. THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION AND APPROVAL OF THE ADOPTION OF THE STOCK PURCHASE PLAN.

OTHER BUSINESS

     The Company is not aware of any other matters to be presented at the Meeting. If any other matters are properly brought before the Meeting, it is the intention of the persons named in the enclosed Proxy Card to vote the shares that they represent in accordance with their best judgment.

          STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

     Proposals that stockholders desire to have included in the Company's proxy materials for next year's Annual Meeting of Stockholders must be received by the Secretary of the Company at its principal executive offices (601 Cleveland Street, Fifth Floor, Clearwater, Florida 33775) no later than November 16, 1998, and must satisfy the conditions established by the SEC for stockholder proposals to be included in such proxy materials.

FORM 10-K

     A copy of the Company's Annual Report on Form 10-K for Fiscal 97 is being mailed with this Proxy Statement to stockholders entitled to notice of the Meeting. At any stockholder's written request, the Company will provide without charge, a copy of the Annual Report for Fiscal 97 which incorporates the Form 10-K as filed with the SEC, including the financial statements and a list of exhibits. If copies of exhibits are requested, a copying charge of $.20 per page will be made. Requests should be sent to Investor Relations, Digital Lightwave, Inc., 601 Cleveland Street, Fifth Floor, Clearwater, Florida 33775.

                                          By Order of the Board of Directors,

                                          /s/ Steven H. Grant
                                          Steven H. Grant
                                          Secretary

Clearwater, Florida

                                                                    ATTACHMENT A

                            DIGITAL LIGHTWAVE, INC.

                          EMPLOYEE STOCK PURCHASE PLAN

1.  PURPOSE.

     The purpose of this Plan is to provide an opportunity for Employees of Digital Lightwave, Inc. (the "Corporation") and its Designated Subsidiaries, to purchase Common Stock of the Corporation and thereby to have an additional incentive to contribute to the prosperity of the Corporation. It is the intention of the Corporation that the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended, although the Corporation makes no undertaking nor representation to maintain such qualification.

2.  DEFINITIONS.

          (a) "BOARD" shall mean the Board of Directors of the Corporation.

          (b) "CODE" shall mean the Internal Revenue Code of 1986, as amended.

          (c) "COMMITTEE" shall mean the committee appointed by the Board in accordance with Section 12 of the Plan.

          (d) "COMMON STOCK" shall mean the Common Stock of the Corporation, or any stock into which such Common Stock may be converted.

          (e) "COMPENSATION" shall mean an Employee's wages or salary and other amounts payable to an Employee on account of personal services rendered by the Employee to the Corporation or a Designated Subsidiary and which are reportable as wages or other compensation on the Employee's Form W-2, plus pre-tax contributions of the Employee under a cash or deferred arrangement (401(k) plan) or cafeteria plan maintained by the Corporation or a Designated Subsidiary, but excluding, however, (1) non-cash fringe benefits, (2) special payments as determined by the Committee (e.g., moving expenses, unused vacation, severance pay), (3) income from the exercise of stock options or other stock purchases and (4) any other items of Compensation as determined by the Committee.

          (f) "CORPORATION" shall mean Digital Lightwave, Inc., a Delaware corporation.

          (g) "DESIGNATED SUBSIDIARY" shall mean a Subsidiary which has been designated by the Board as eligible to participate in the Plan.

          (h) "EMPLOYEE" shall mean an individual classified as an employee (within the meaning of Code Section 3401(c) and the regulations thereunder) by the Corporation or a Designated Subsidiary on the Corporation payroll records during the relevant participation period.

          (i) "ENTRY DATE" shall mean the first day of each Option Period.

          (j) "EXERCISE DATE" shall mean the last business day of each Exercise Period.

          (k) "EXERCISE PERIOD" shall mean a three-month, six-month or other period as determined by the Board. The first Exercise Period during an Option Period shall commence on the first day of such Option Period. Subsequent Exercise Periods, if any, shall run consecutively after the termination of the preceding Exercise Period. The last Exercise Period in an Option Period shall terminate on the last day of such Option Period.

          (l) "FAIR MARKET VALUE" shall mean the value of one (1) share of Common Stock on the relevant date, determined as follows:

             (1) If the shares are traded on an exchange, the reported "closing price" on the next preceding trading day;

             (2) If the shares are traded over-the-counter on the NASDAQ System or on the NASDAQ National Market System, the mean between the highest bid and the highest asked prices on said System on the next preceding trading day; and

             (3) If neither (1) nor (2) applies, the fair market value as determined by the Committee in good faith. Such determination shall be conclusive and binding on all persons.

          (m) "OPTION PERIOD" shall mean a period of up to twenty-seven (27) months as determined by the Committee. The Board may determine that the Option Period and the Exercise Period are the same.

          (n) "PARTICIPANT" shall mean a participant in the Plan as described in
     Section 4 of the Plan.

          (o) "PLAN" shall mean this employee stock purchase plan.

          (p) "SHAREHOLDER" shall mean a record holder of shares entitled to vote shares of Common Stock under the Corporation's by-laws.

          (q) "SUBSIDIARY" shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, as described in Code Section 424(f).

3.  ELIGIBILITY.

     Any Employee regularly employed on a full-time basis by the Corporation or by any Designated Subsidiary on an Entry Date shall be eligible to participate in the Plan with respect to the Option Period commencing on such Entry Date, provided that the Committee may establish administrative rules requiring that employment commence some minimum period (e.g., one pay period) prior to an Entry Date to be eligible to participate with respect to that Entry Date and provided further that (1) the Board may extend eligibility to part-time Employees pursuant to criteria and procedures established by the Committee and (2) the Board may impose an eligibility period on participation of up to two years with respect to participation on any prospective Entry Date. The Board may also determine that a designated group of highly compensated Employees (e.g., Employees subject to Section 16(b) of the Securities Exchange Act of 1934) are ineligible to participate in the Plan. An Employee shall be considered employed on a full-time basis unless his or her customary employment is less than 20 hours per week or five months per year. No Employee may participate in the Plan if immediately after an option is granted the Employee owns or is considered to own (within the meaning of Code Section 424(d)), shares of stock, including stock which the Employee may purchase by conversion of convertible securities or under outstanding options granted by the Corporation, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or of any of its Subsidiaries. All Employees who participate in the Plan shall have the same rights and privileges under the Plan except for differences which may be mandated by local law and which are consistent with Code Section 423(b)(5). The Board may impose restrictions on eligibility and participation of Employees who are officers and directors to facilitate compliance with federal or state securities laws or foreign laws.

4.  PARTICIPATION.

     4.1 An Employee who is eligible to participate in the Plan in accordance with Section 3 may become a Participant by filing, on a date prescribed by the Committee prior to an applicable Entry Date, a completed payroll deduction authorization and Plan enrollment form provided by the Corporation. An eligible Employee may authorize payroll deductions at the rate of any whole percentage of the Employee's Compensation, not to exceed fifteen percent (15%) of the Employee's Compensation, or such lesser percentage as specified by the Committee as applied to an Entry Date or Option Period. All payroll deductions may be held by the Corporation and commingled with its other corporate funds. No interest shall be paid or credited to the Participant with respect to such payroll deductions except where required by local law as determined by the Committee. A separate bookkeeping account for each Participant shall be maintained by the Corporation under the Plan and the amount of each Participant's payroll deductions shall be credited to such account. A Participant may not make any additional payments into such account.

     4.2 Under procedures established by the Committee, a Participant may suspend or discontinue participation in the Plan at any time during an Exercise Period by completing and filing a new payroll deduction authorization and Plan enrollment form with the Corporation. A Participant may increase or decrease his or her rate of payroll deductions only effective on an Entry Date by filing a new payroll deduction authorization and Plan enrollment form. If a new payroll deduction authorization and Plan enrollment form is not filed with the Corporation, the rate of payroll deductions shall continue at the originally elected rate throughout the Option Period unless the Board determines to change the permissible rate.

     If a Participant suspends participation during an Exercise Period, his or her accumulated payroll deductions will remain in the Plan for purchase of shares as specified in Section 6 on the following Exercise Date, but the Participant will not again participate until he or she completes a new payroll deduction authorization and Plan enrollment form. The Committee may establish rules limiting the frequency with which Participants may suspend and resume payroll deductions under the Plan and may impose a waiting period on Participants wishing to resume suspended payroll deductions. If a Participant discontinues participation in the Plan, the amount credited to the Participant's individual account shall be paid to the Participant without interest (except where required by local law). In the event any Participant terminates employment with the Corporation or any Subsidiary for any reason (including death) prior to the expiration of an Option Period, the Participant's participation in the Plan shall terminate and all amounts credited to the Participant's account shall be paid to the Participant or the Participant's estate without interest (except where required by local law). Whether a termination of employment has occurred shall be determined by the Committee. The Committee may also establish rules regarding when leaves of absence or change of employment status (e.g., from full-time to part-time) will be considered to be a termination of employment, and the Committee may establish termination of employment procedures for this Plan which are independent of similar rules established under other benefit plans of the Corporation and its Subsidiaries.

     In the event of a Participant's death, any accumulated payroll deductions will be paid, without interest, to the estate of the Participant.

5.  OFFERING.

     5.1 The maximum number of shares of Common Stock which may be issued pursuant to the Plan shall be 300,000 shares. The Board may designate any amount of available shares for offering for any Option Period determined pursuant to
Section 5.2.

     5.2 Each Option Period, Entry Date and Exercise Period shall be determined by the Board. The Board shall have the power to change the duration of future Option Periods or future Exercise Periods, and to determine whether or not to have overlapping Option Periods, with respect to any prospective offering, without shareholder approval, and without regard to the expectations of any Participants.

     5.3 With respect to each Option Period, each eligible Employee who has elected to participate as provided in Section 4.1 shall be granted an option to purchase that number of shares of Common Stock which may be purchased with the payroll deductions accumulated on behalf of such Employee (assuming payroll deductions at a rate of 15% of Compensation) during each Exercise Period within such Option Period at the purchase price specified in Section 5.4 below; provided, however, (1) in no event shall the Employee be entitled to accrue rights to purchase shares under the Plan (and all other employee stock purchase plans, as defined in Code Section 423, of the Corporation and its subsidiaries) at a rate which exceeds $25,000 of the Fair Market Value of such stock (determined at the time the option is granted) for any calendar year in which such option is outstanding at any time, and (2) the maximum shares subject to any option shall in no event exceed 1,500.

     5.4 The option price under each option shall be the lower of: (i) a percentage (not less than eighty-five percent (85%)) established by the Board ("Designated Percentage") of the Fair Market Value of the Common Stock on the Entry Date on which an option is granted, or (ii) the Designated Percentage of the Fair Market Value on the Exercise Date on which the Common Stock is purchased. The Board may change the Designated Percentage with respect to any future Option Period, but not below eighty-five percent (85%).

     5.5 If the total number of shares of Common Stock for which options granted under the Plan are exercisable exceeds the maximum number of shares offered on any Entry Date, the number of shares which may be purchased under options granted on the Entry Date shall be reduced on a pro rata basis in as nearly a uniform manner as shall be practicable and equitable. In this event, payroll deductions shall also be reduced or refunded accordingly. If an Employee's payroll deductions during any Exercise Period exceeds the purchase price for the maximum number of shares permitted to be purchased under Section 5.3, the excess shall be refunded to the Participant without interest (except where otherwise required by local law).

     5.6 In the event that the Fair Market Value of the Corporation's Common Stock is lower on the first day of an Exercise Period within an Option Period (subsequent "Reassessment Date") than it was on the Entry Date for such Option Period, all Employees participating in the Plan on the Reassessment Date shall be deemed to have relinquished the unexercised portion of the option granted on the Entry Date and to have enrolled in and received a new option commencing on such Reassessment Date, unless the Board has determined not to permit overlapping Option Periods or to restrict such transfers to lower price Option Periods.

6.  PURCHASE OF STOCK.

     Upon the expiration of each Exercise Period, a Participant's option shall be exercised automatically for the purchase of that number of full shares of Common Stock which the accumulated payroll deductions credited to the Participant's account at that time shall purchase at the applicable price specified in Section 5.4.

7.  PAYMENT AND DELIVERY.

     Upon the exercise of an option, the Corporation shall deliver to the Participant the Common Stock purchased and the balance of any amount of payroll deductions credited to the Participant's account not used for the purchase. The Board may permit or require that shares be deposited directly with a broker designated by the Participant (or a broker selected by the Committee) or to a designated agent of the Company, and the Committee may utilize electronic or automated methods of share transfer. The Board may require that shares be retained with such broker or agent for a designated period of time (and may restrict dispositions during that period) and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares or to restrict transfer of such shares. To the extent the unused cash balance represents a fractional share, the unused cash balance credited to the Participant's account shall be carried over to the next Exercise Period, if the Participant is also a Participant in the Plan at that time or refunded to the Participant, as determined by the Committee. The Corporation shall retain the amount of payroll deductions used to purchase Common Stock as full payment for the Common Stock and the Common Stock shall then be fully paid and non-assessable. No Participant shall have any voting, dividend, or other stockholder rights with respect to shares subject to any option granted under the Plan until the option has been exercised and shares issued.

8.  RECAPITALIZATION.

     If after the grant of an option, but prior to the purchase of Common Stock under the option, there is any increase or decrease in the number of outstanding shares of Common Stock because of a stock split, stock dividend, combination or recapitalization of shares subject to options, the number of shares to be purchased pursuant to an option, the share limit of Section 5.3 and the maximum number of shares specified in Section 5.1 shall be proportionately increased or decreased, the terms relating to the purchase price with respect to the option shall be appropriately adjusted by the Board, and the Board shall take any further actions which, in the exercise of its discretion, may be necessary or appropriate under the circumstances.

     The Board, if it so determines in the exercise of its sole discretion, also may adjust the number of shares specified in Section 5.1, as well as the price per share of Common Stock covered by each outstanding option and the maximum number of shares subject to any individual option, in the event the Corporation effects one or more reorganizations, recapitalizations, spin-offs, split-ups, rights offerings or reductions of shares of its outstanding Common Stock.

     The Board's determinations under this Section 8 shall be conclusive and binding on all parties.

9.  MERGER, LIQUIDATION, OTHER CORPORATION TRANSACTIONS.

     In the event of the proposed liquidation or dissolution of the Corporation, the Option Period will terminate immediately prior to the consummation of such proposed transaction, unless otherwise provided by the Board in its sole discretion, and all outstanding options shall automatically terminate and the amounts of all payroll deductions will be refunded without interest to the Participants.

     In the event of a proposed sale of all or substantially all of the assets of the Corporation, or the merger or consolidation of the Corporation with or into another corporation, then in the sole discretion of the Board, (1) each option shall be assumed or an equivalent option shall be substituted by the successor corporation or parent or subsidiary of such successor corporation, (2) a date established by the Board on or before the date of consummation of such merger, consolidation or sale shall be treated as an Exercise Date, and all outstanding options shall be deemed exercisable on such date or (3) all outstanding options shall terminate and the accumulated payroll deductions shall be returned to the Participants.

10.  TRANSFERABILITY.

     Options granted to Participants may not be voluntarily or involuntarily assigned, transferred, pledged, or otherwise disposed of in any way, and any attempted assignment, transfer, pledge, or other disposition shall be null and void and without effect. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than as permitted by the Code, such act shall be treated as an election by the participant to discontinue participation in the Plan pursuant to Section 4.2.

11.  AMENDMENT OR TERMINATION OF THE PLAN.

     11.1 The Plan shall continue until, June 30, 2007 unless previously terminated in accordance with Section 11.2.

     11.2 The Board may, in its sole discretion, insofar as permitted by law, terminate or suspend the Plan, or revise or amend it in any respect whatsoever, except that, without approval of the shareholders, no such revision or amendment shall:

          (a) materially increase the number of shares subject to the Plan, other than an adjustment under Section 8 of the Plan;

          (b) materially modify the requirements as to eligibility for participation in the Plan, except as otherwise specified in this Plan;

          (c) materially increase the benefits accruing to Participants;

          (d) reduce the purchase price specified in Section 5.4, except as specified in Section 8;

          (e) extend the term of the Plan beyond the date specified in Section 11.1; or

          (f) amend this Section 11.2 to defeat its purpose.

12.  ADMINISTRATION.

     The Board shall appoint a Committee consisting of at least two members who will serve for such period of time as the Board may specify and who may be removed by the Board at any time. The Committee will have the authority and responsibility for the day-to-day administration of the Plan, the authority and responsibility specifically provided in this Plan and any additional duties, responsibility and authority delegated to the Committee by the Board, which may include any of the functions assigned to the Board in this Plan. The Committee shall have full power and authority to promulgate any rules and regulations which it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all action in connection with administration of the Plan as it deems necessary or advisable, consistent with the delegation from the Board. Decisions of the Board and the Committee shall be final and binding upon all participants. Any decision reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it had been made at a meeting of the Committee duly held. The Corporation shall pay all expenses incurred in the administration of the Plan. No Board or Committee member shall be liable for any action or determination made in good faith with respect to the Plan or any option granted thereunder.

13.  COMMITTEE RULES FOR FOREIGN JURISDICTIONS.

     The Committee may adopt rules or procedures relating to the operation and administration of the Plan in non-United States jurisdictions to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, withholding procedures and handling of stock certificates which vary with local requirements.

14.  SECURITIES LAWS REQUIREMENTS.

     The Corporation shall not be under any obligation to issue Common Stock upon the exercise of any option unless and until the Corporation has determined that: (i) it and the Participant have taken all actions required to register the Common Stock under the Securities Act of 1933, or to perfect an exemption from the registration requirements thereof; (ii) any applicable listing requirement of any stock exchange on which the Common Stock is listed has been satisfied; and (iii) all other applicable provisions of state, federal and applicable foreign law have been satisfied.

15.  GOVERNMENTAL REGULATIONS.

     This Plan and the Corporation's obligation to sell and deliver shares of its stock under the Plan shall be subject to the approval of any governmental authority required in connection with the Plan or the authorization, issuance, sale, or delivery of stock hereunder.

16.  NO ENLARGEMENT OF EMPLOYEE RIGHTS.

     Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the employ of the Corporation or any Designated Subsidiary or to interfere with the right of the Corporation or Designated Subsidiary to discharge any Employee at any time.

17.  GOVERNING LAW.

     This Plan shall be governed by Delaware law.

18.  EFFECTIVE DATE.

     This Plan shall be effective on September 1, 1997, subject to approval of the shareholders of the Corporation within 12 months of its adoption by the Board of Directors.

                                                                       Appendix

                               DIGITAL LIGHTWAVE
                       601 CLEVELAND STREET, FIFTH FLOOR
                           CLEARWATER, FLORIDA 33755

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby constitutes and appoints Dr. Bryan J. Zwan and Steven
H. Grant and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Digital Lightwave, Inc. to be held at the Renaissance Vinoy Resort, 501 Fifth Avenue, N.E., St. Petersburg, Florida on Friday, May 15, 1998, at 2:00 p.m., local time, and at any adjournments thereof, and to vote as designated.

1.  ELECTION OF DIRECTORS

    [ ]  FOR all nominees listed below.   [ ]  FOR all nominees listed below      [ ]  WITHHOLD AUTHORITY to vote
                                               except as marked to the contrary.       for all nominees listed
                                                                                       below.

   NOMINEES:  1. Dr. Bryan J. Zwan     2. Dr. William F. Hamilton
              3. William Jefferson Marshall    4. William Seifert

2. RATIFY AND APPROVE THE ADOPTION OF THE DIGITAL LIGHTWARE, INC. 1997 EMPLOYEE STOCK PURCHASE PLAN
       [ ]  VOTE FOR            [ ]  VOTE AGAINST            [ ]  ABSTAIN

and to vote on such other business as may properly come before the meeting

                      YOUR VOTE IS IMPORTANT! PLEASE VOTE.

                          (Continued on reverse side)

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES TO THE BOARD OF DIRECTORS, "FOR" THE RATIFICATION AND APPROVAL OF THE ADOPTION OF THE DIGITAL LIGHTWAVE, INC. 1997 EMPLOYEE STOCK PURCHASE PLAN, "FOR" AND AS THE PROXY HOLDER MAY DETERMINE IN HIS DISCRETION WITH REGARD TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING.

                                                Date:                     , 1998
                                                     ---------------------


                                                --------------------------------
                                                  Signature of Stockholder(s)

                                                --------------------------------
                                                  Signature of Stockholder(s)

                                                Please sign exactly as name
                                                appears hereon. When shares are
                                                held by joint tenants, both
                                                should sign. When signing as
                                                attorney, executor,
                                                administrator, trustee or
                                                guardian, please give full title
                                                as such. If a corporation,
                                                please sign in full corporate
                                                name by president or other
                                                authorized officer. If a
                                                partnership, please sign in
                                                partnership name by authorized
                                                person.

                             THANK YOU FOR VOTING.

 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.